UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 29, 2025

TRI-COUNTY FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-288087	36-3412522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

706 Washington Street Mendota, Illinois, 61342

(Address of Principal Executive Offices) (Zip Code)

(815) 538-2265

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	TYFG	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on October 30, 2025, Kirk Ross was appointed as Tri-County Financial Group, Inc.’s (the “Company”) President and Chief Executive Officer following Timothy McConville’s retirement from the Company and its wholly-owned subsidiary, First State Bank, an Illinois state-chartered bank (the “Bank”). Mr. Ross has served as the President and Chief Executive Officer of the Bank since 2024. Mr. Ross entered into that certain Amended and Restated Employment Agreement, dated as of December 29, 2025, by and between the Company, the Bank and Mr. Ross (the “Ross Employment Agreement”), setting forth his positions at the both the Company and the Bank. Effective January 1, 2026, the Ross Employment Agreement provides that Mr. Ross will serve as the President and Chief Executive Officer of the Company and the Bank for an initial term of two years, with an automatic extension for an additional one-day period for each day that passes during the term, so that the term will always be two years. The Ross Employment Agreement also provides for an annual base salary, subject to annual review and increase in accordance with the Company’s established management compensation policies and practices, and eligibility to receive a discretionary annual performance bonus. Under the Ross Employment Agreement, Mr. Ross is eligible to participate in benefit plans generally available to similarly situated employees. In the event Mr. Ross’ employment is terminated without cause or for good reason, excluding a termination due to death or disability, and subject to Mr. Ross’ execution of an effective release of claims, he will be entitled to a lump sum payment equal to 200% of his base salary. The Ross Employment Agreement includes a 280G cutback.

Additionally, Lana Eddy, the Bank’s Chief Financial Officer and Cashier, entered into that certain Amended and Restated Employment Agreement, dated as of December 29, 2025, by and between the Bank and Ms. Eddy (the “Eddy Employment Agreement”). Effective January 1, 2026, the Eddy Employment Agreement provides that Ms. Eddy will continue to serve as the Chief Financial Officer and Cashier of the Bank for an initial term of two years, with an automatic extension for an additional one-day period for each day that passes during the term, so that the term will always be two years. The Eddy Employment Agreement also provides for an annual base salary, subject to annual review and increase in accordance with the Bank’s established management compensation policies and practices, and eligibility to receive a discretionary annual performance bonus. Under the Eddy Employment Agreement, Ms. Eddy is eligible to participate in benefit plans generally available to similarly situated employees. In the event Ms. Eddy’s employment is terminated without cause or for good reason, excluding a termination due to death or disability, and subject to Ms. Eddy’s execution of an effective release of claims, she will be entitled to a lump sum payment equal to 100% of her base salary. The Eddy Employment Agreement includes a 280G cutback.

The foregoing description of the Ross Employment Agreement and the Eddy Employment Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of each such agreement, filed as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated as of December 29, 2025, by and between Tri-County Financial Group, Inc., First State Bank and Kirk Ross

10.2	Amended and Restated Employment Agreement, dated as of December 29, 2025, by and between First State Bank and Lana J. Eddy.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tri-County Financial Group, Inc.

Date: January 5, 2026	By:	/s/ Lana J. Eddy
Lana J. Eddy
Chief Financial Officer